UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2012

Federal Home Loan Bank of Cincinnati
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51399	31-6000228
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Atrium Two, P.O. Box 598, Cincinnati, Ohio		45201-0598
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-852-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2012, the Federal Home Loan Bank of Cincinnati (“FHLBank” or “Bank”) received notification of the completion of the review by the Federal Housing Finance Agency (“Finance Agency”) of certain 2012 executive compensation actions, submitted in accordance with applicable Finance Agency regulations. These actions were approved by the Board of Directors of the FHLBank in March 2012 subject to completion of the Finance Agency review. The compensation actions relate to (1) a cash short- and long-term incentive plan (“Incentive Plan”), (2) a transition incentive plan (“Transition Plan”) and (3) certain base salary increases. These changes were made in response to proposed Finance Agency rules, which among other things, require incentive compensation plans to have a deferred element. The result of the compensation changes is cash neutral to the FHLBank.

1. Incentive Plan

The 2012 Incentive Plan establishes a total incentive award that is divided into two equal parts: (1) a current incentive award, and (2) a three-year deferred incentive award as indicated by the following award opportunity levels (expressed as a percentage of base salary):

	Total Incentive Award (TIA)
				Mandatory
Participant Level	Threshold	Target	Maximum	Deferral of TIA
President	50%	75%	100%	50%
Executive Vice President	40%	60%	80%	50%
Senior Vice Presidents	30%	50%	70%	50%

After completion of 2012, the Board of Directors will evaluate performance against the Performance Measures set forth below and determine the total incentive award (if any) based on that performance. The following table illustrates how the 2012 current and deferred incentive awards would be paid:

Payment	Description	Payment Year
Current Incentive Award	50% of total incentive award	2013

Deferred Incentive Award	Payout may range from 0% to 125% of	2016
	deferred incentive award*

*	The final value of the deferred portion may increase or decrease 25% based on performance over the 3-year deferral period providing threshold levels of performance are achieved.

FHLBank Performance Measures. Payment of the 2012 current incentive award is contingent upon meeting one or more of ten performance measures as follows:

I.	Member Asset Activity: Aggregate Incentive Weight – 25%

a)	Average Advances (Incentive Weight 7.5%)

b)	Average Advance Balances for Members (Incentive Weight 7.5%)

c)	MPP New Mandatory Delivery Commitments (Incentive Weight 10%)

II.	Franchise Value Promotion: Aggregate Incentive Weight – 25%

a)	Advance Product Users (Incentive Weight 5%)

b)	Average Advances Balances for Members with Assets at or below $1.0B (Incentive Weight 5%)

c)	AHP Competitive Program Disbursement and Deobligation Rate (Incentive Weight 5%)

d)	Community Outreach Events (Incentive Weight 5%)

e)	Membership Approvals (Incentive Weight 5%)

III.	Stockholder Risk/Return: Aggregate Incentive Weight – 50%

a)	Market Value of Equity Volatility** (Incentive Weight 25%)

b)	Profitability versus Projected average 3 month LIBOR rate (Incentive Weight 25%)

** Measured as the difference between up 200 basis point spread and down 100 basis point spread rate shocks.

No awards may be made under the 2012 Incentive Plan if the Bank receives the lowest Composite Rating during the most recent examination by the Finance Agency. In addition, the Personnel Committee may exercise discretion to adjust the award downward.

Payment of any deferred incentive award is contingent on the Bank continuing to meet or exceed threshold levels of applicable performance measures.

Performance measures for the deferred component of the 2012 Incentive Plan will be determined by the Personnel Committee at the same time as the 2013 plan year goals are considered.

2. 2012 — 2014 Transitional Executive Long-Term Incentive Plan (Transition Plan)

The Transition Plan was adopted to assist in the transition of the Bank’s executive incentive plan from two incentives plans (short-term and long-term) to a single plan with a deferred component. The Transition Plan is only applicable to the 2012 – 2014 period. It bridges the participants’ cash compensation levels in 2015 to close what otherwise would be a gap in compensation until the deferred component of the Incentive Plan is fully implemented in 2016. The award levels and performance measures are consistent with the previous Executive Long-Term Incentive Plan.

3. Base Salary Changes

As noted above, certain base salary increases, which result in cash neutral compensation changes to the FHLBank and, therefore, named executive officers, were made with the adoption of the new 2012 Incentive Plan. Base salaries for the FHLBank’s named executive officers effective January 1, 2012 are David H. Hehman, President and Chief Executive Officer, $639,800 (no change); Andrew S. Howell, Executive Vice President – Chief Operating Officer, $354,300; Donald R. Able, Senior Vice President – Chief Accounting and Technology Officer, $254,900; Carole L. Cossé, Senior Vice President – Chief Financial Officer, $297,000; and R. Kyle Lawler, Senior Vice President – Chief Credit Officer, $247,300.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Cincinnati

May 24, 2012	By:	Donald R. Able

Name: Donald R. Able
Title: Senior Vice President - Chief Accounting and Technology Officer